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                                                Filed pursuant to Rule 424(b)(3)
                                                    S.E.C. File Number 333-41037

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 25, 1997)

                             FUISZ TECHNOLOGIES LTD.

                         $75,000,000 PRINCIPAL AMOUNT OF

                 7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004

                                       AND

                        5,660,377 SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF

                                 ---------------

         This document supplements the Prospectus dated November 25, 1997 relating to (i) $75,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due 2004 (the "Debentures") of Fuisz Technologies Ltd., a Delaware corporation (the "Company"), and (ii) not more than 5,660,377 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), which are initially issuable upon conversion of the Debentures, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures and the Shares that are being registered hereby are to be offered for the account of the holders hereof (the "Selling Securityholders"). This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

                                ---------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
       PURCHASERS OF THE DEBENTURES AND THE COMMON STOCK OFFERED HEREBY.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                 ---------------

                  The date of this Prospectus is July 13, 1998



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         The following information supplements and updates the information found on pages 47-50 of the Prospectus under the caption "Selling Securityholders" by amending and restating such information to read, in its entirety, as follows:

                             SELLING SECURITYHOLDERS

         The Debentures were originally issued by the Company in a private placement on October 17, 1997 to Smith Barney Inc., Credit Suisse First Boston Corporation and Lehman Brothers Inc. (the "Initial Purchasers") and were simultaneously sold by the Initial Purchasers, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Conversion Shares. The term "Selling Securityholder" includes the holders listed below and the beneficial owners of the Debentures and their transferees, pledgees, donees or other successors.

         The following table sets forth information with respect to the Selling Securityholders and the respective principal amount of Debentures beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. Such information has been obtained from the Selling Securityholders and the Trustee.

                                                               PRINCIPAL AMOUNT       PERCENT OF TOTAL        NUMBER OF SHARES
                                                                 OF DEBENTURES           OUTSTANDING          OF COMMON STOCK
                SELLING SECURITYHOLDERS                              OWNED               DEBENTURES          THAT MAY BE SOLD+
                -----------------------                              -----               ----------          -----------------

          Allstate Insurance Company                               $1,500,000               2.00%                 113,207

          Argent Classic Convertible Arbitrage Fund,
          L.P.                                                     $1,500,000               2.00%                 113,207

          Argent Classic Convertible Arbitrage Fund,
          L.P. Bermuda                                             $1,000,000               1.33%                  75,471

          Arkansas PERS                                            $1,200,000               1.60%                  90,566

          Associated Electric & Gas Insurance Services
          Ltd.                                                       $250,000                 *                    18,867

          Bear Stearns & Co., Inc.                                   $937,000               1.25%                  70,716

          Bond Fund Series--Oppenheimer Bond Fund for
          Growth                                                   $4,000,000               5.33%                 301,886

          Declaration of Trust for the Defined Benefit
          Plan of ICI American Holdings Inc. (1)                     $680,000                 *                    51,320

          Declaration of Trust for the Defined Benefit
          Plan of ZENECA Holdings Inc. (2)                           $470,000                 *                    35,471

          Delaware PERS                                            $1,075,000               1.43%                  81,132

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
                                                               PRINCIPAL AMOUNT       PERCENT OF TOTAL        NUMBER OF SHARES
                                                                 OF DEBENTURES           OUTSTANDING          OF COMMON STOCK
                SELLING SECURITYHOLDERS                              OWNED               DEBENTURES          THAT MAY BE SOLD+
                -----------------------                              -----               ----------          -----------------
          Delaware State Employees Retirement Fund (3)             $2,230,000               2.97%                 168,301

          Deutsche Bank A.G. London                                $1,550,000               2.06%                 116,981

          Donaldson, Lufkin & Jenrette Sec. Corp.                    $312,000                 *                    23,547

          1st Source Bank                                            $800,000                 *                    60,377

          Forest Fulcrum Fund L.P.                                 $1,380,000               1.84%                 104,150

          Forest Global Convert Fund Ser A-5                       $1,195,000               1.59%                  90,188

          General Motors Employees Domestic Group Trust
          (4)                                                      $7,850,000               10.5%                 592,452

          HBK Finance L.P. (5)                                       $783,000               1.04%                  59,094

          HBK Securities Ltd (6)                                     $967,000               1.29%                  72,981

          Hillside Capital Incorporated Corporate
          Account (7)                                                $200,000                 *                    15,094

          Highbridge Capital Corporation (8)                       $2,000,000               2.67%                 150,943

          ICI American Holdings Trust                                $450,000                 *                    33,962

          HSBC Securities                                          $1,200,000               1.60%                  90,566

          JMG Convertible Investment                                 $250,000                 *                    18,867

          Lincoln National Convertible Securities Fund             $2,270,000               3.01%                 171,320

          LLT Limited (9)                                             $25,000                 *                     1,886

          Maril & Co.                                                $500,000                 *                    37,735

          NALCO Chemical Retirement Trust                            $200,000                 *                    15,094

          New York Life Separate A/C #7 (10)                         $250,000                 *                    18,867

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
                                                               PRINCIPAL AMOUNT       PERCENT OF TOTAL        NUMBER OF SHARES
                                                                 OF DEBENTURES           OUTSTANDING          OF COMMON STOCK
                SELLING SECURITYHOLDERS                              OWNED               DEBENTURES          THAT MAY BE SOLD+
                -----------------------                              -----               ----------          -----------------
          Offshore Strategies LTD                                    $500,000                 *                    37,735

          Paloma Securities L.L.C.                                   $600,000                 *                    45,283

          Public Employees' Retirement Association of
          Colorado                                                   $750,000               1.00%                  56,603

          Santander Merchant Bank, Limited                           $713,000                 *                    53,811

          Silverton International Fund Limited                       $400,000                 *                    30,188

          Smith Barney Inc. (11)                                   $3,289,000               4.39%                 248,226

          Southport Partners International LTD                       $250,000                 *                    18,867

          Starvest Discretionary                                     $250,000                 *                    18,867

          State of Oregon Equity                                   $3,500,000               4.67%                 264,150

          Summer Hill Global Partners, L.P. (12)                      $50,000                 *                     3,773

          Tennessee Consolidated Retirement System                 $2,000,000               2.67%                 150,943

          The J.W. McConnell Family Foundation (13)                  $420,000                 *                    31,698

          Thebes Ltd. (14)                                           $500,000                 *                    37,735

          Thermo Electron Balanced Investment Fund (15)              $600,000                 *                    45,283

          Van Kampen American Capital Convertible
          Securities Fund (16)                                       $640,000                 *                    48,301

          Van Kampen American Capital Harbor Fund (16)             $3,360,000               4.48%                 253,584

          Walker Art Center                                          $260,000                 *                    19,622

          Weirton Trust                                              $670,000                 *                    50,566

          ZENECA Holdings Pension Trust                              $450,000                 *                    33,962

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
                                                               PRINCIPAL AMOUNT       PERCENT OF TOTAL        NUMBER OF SHARES
                                                                 OF DEBENTURES           OUTSTANDING          OF COMMON STOCK
                SELLING SECURITYHOLDERS                              OWNED               DEBENTURES          THAT MAY BE SOLD+
                -----------------------                              -----               ----------          -----------------
          Any other Selling Securityholders or future
          transferees from such Selling Securityholders
          (17)                                                    $18,774,000              25.03%                1,416,905

                                                                  $75,000,000                                   5,660,350++
                                                                  ===========                                   ===========


*        Less than one percent.

+ Assumes a conversion price of $13.25 per share, rounded down to the nearest whole share. Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion.

++ Total differs from amount to be registered due to the rounding of fractional shares.

(1) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Declaration of Trust for the Defined Benefit Plan of ICI American Holdings Inc.

(2) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Declaration of Trust for the Defined Benefit Plan of ZENECA Holdings Inc.

(3) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Delaware State Employees Retirement Fund.

(4) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to General Motors Employees Domestic Group Trust.

(5) Voting and investment power is shared by HBK Investments LP, which acts as investment manager to HBK Finance L.P.

(6) Sole voting and investment power is held by HBK Investments LP, which acts as investment manager to HBK Securities Ltd.

(7) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Hillside Capital Incorporated Corporate Account.

(8) Voting and investment power is shared with Hybridge Capital Management, Inc., trading manager of Highbridge Capital Corporation.

(9)      Investment power is shared with Forest Investment Management, L.P.

(10) Voting and investment power is shared with MacKay-Shields Financial Corporation, which acts as investment advisor for New York Life Separate A/C #7.

(11) Smith Barney Inc. was an Initial Purchaser of the Debentures. See "Plan of Distribution."

(12) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Summer Hill Global Partners, L.P.

(13) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to The J.W. McConnell Family Foundation.

(14) Thebes Ltd. is a sole partnership owned by Mary Pappajohn, the spouse of John Pappajohn, a former director of the Company who resigned in November 1997. Mr. Pappajohn disclaims beneficial ownership of these securities.

(15) Sole voting and investment power is held by Pecks Management Partners Ltd., which acts as investment advisor to Thermo Electron Balanced Investment Fund.

(16) Voting and investment power is shared with Van Kampen American Capital Asset Management, Inc., which acts as investment advisor for the fund.

(17) Information regarding these persons or entities may be added from time to time by one or more supplements to this Prospectus.

         Unless otherwise indicated, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Debentures or the Conversion Shares, no estimate can be given as to the amount of the Debentures or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Debentures, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Debentures. See "Plan of Distribution."



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